EXHIBIT 4

Execution Version

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is made and entered into as of April 17, 2024 by and among (i) MediaCo Operations LLC, a Delaware limited liability company (together with its successors and assigns, “Option Holder”), (ii) solely for purposes of Section 5(a) and Section 32(b) hereof, MediaCo Holding Inc., an Indiana corporation (“Parent”), (iii) Estrella Broadcasting, Inc., a Delaware corporation (“Estrella Broadcasting”), (iv) Estrella Media, Inc., a Delaware corporation (the “Company”), (v) each of Estrella Radio Broadcasting of California LLC, a California limited liability company, Estrella Radio Broadcasting of Houston LLC, a Delaware limited liability company, Estrella Television of Houston LLC, a Delaware limited liability company, Estrella Television LLC, a California limited liability company, Estrella Television of Dallas LLC, a Delaware limited liability company, and Estrella Radio Broadcasting of Dallas LLC, a Delaware limited liability company (each, together with its successors and permitted assigns, a “Company Subsidiary”), (vi) Estrella KRCA Television LLC, a California limited liability company (“KRCA”), and (vii) each of Estrella Radio License of California LLC, a California limited liability company, Estrella Radio License of Houston LLC, a Delaware limited liability company, Estrella Television License of Houston LLC, a Delaware limited liability company, Estrella Television License LLC, a California limited liability company, and Estrella Radio License of Dallas LLC, a Delaware limited liability company, and Estrella Television License of Dallas LLC, a Delaware limited liability company (each, together with its successors and permitted assigns, a “LicenseCo Subsidiary”; the Company, together with each Company Subsidiary, KRCA, and each LicenseCo Subsidiary, collectively, the “Grantor Parties”).

W I T N E S S E T H

WHEREAS, simultaneously with the execution hereof, Parent, Option Holder, Estrella Broadcasting, the Company and certain other parties hereto have entered into that certain Asset Purchase Agreement (the “Purchase Agreement”), with respect to the acquisition of certain assets, including the program network assets, of the Company by Option Holder, but excluding the Excluded Assets (as such term is defined in the Purchase Agreement) (terms not otherwise defined herein shall have the meaning given them in the Purchase Agreement or in Schedule A hereto);

WHEREAS, each LicenseCo Subsidiary holds the FCC Licenses (hereinafter defined) for the television and radio stations listed on Schedule I hereto (the “Stations”) opposite the name of such LicenseCo Subsidiary on such Schedule I;

WHEREAS, the Company directly owns 100% of the issued and outstanding equity interests of each Company Subsidiary (the “Equity Interests”) as described on Schedule 2 hereto, and a Company Subsidiary (directly or indirectly through KRCA) owns 100% of the issued and outstanding equity interests of each LicenseCo Subsidiary as described on Schedule 2 hereto;

WHEREAS, for U.S. federal income tax purposes, each of the Company Subsidiaries, each of the LicenseCo Subsidiaries, and KRCA is disregarded as an entity separate from the Company within the meaning of Treasury Regulations Section 301.7701-3;

WHEREAS, the Grantor Parties desire to grant to Option Holder, and Option Holder desires to acquire from the Grantor Parties, an option to purchase all (but not less than all) of the Equity Interests in each Company Subsidiary on the terms and conditions set forth herein; and

WHEREAS, Option Holder desires to grant to the Grantor Parties, and the Grantor Parties desire to acquire from Option Holder, the right to sell to Option Holder all (but not less than all) of the Equity Interests in each Company Subsidiary on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties, intending to be legally bound, agree as follows:

1.         Option Grant. The Grantor Parties hereby give, grant, transfer and convey to Option Holder the sole and exclusive right, privilege and option to purchase (the “Option”), on the terms and conditions hereinafter set forth and effective as of the date hereof (the “Effective Date”) all (but not less than all) of issued and outstanding Equity Interests of each and every Company Subsidiary, now held or hereinafter acquired by the Company.

2.         Consideration for Option. This Option is granted by the Grantor Parties to Option Holder of as a component of, and as part of the consideration for, the transactions taking place at Closing as set forth in the Purchase Agreement.

3.         Option Period. This Agreement shall be effective commencing on the Effective Date and ending on the seventh (7th) anniversary of the Effective Date (this period, as it may be extended in accordance with the language below, the “Option Period”); provided, however, that this Agreement and the Option Period will be automatically extended for a renewal term of seven (7) years unless the parties mutually agree otherwise in writing at least ninety (90) days prior to expiration of the initial Option Period, in which case this Agreement will terminate effective upon expiration of the initial Option Period. The consummation of the purchase of the Equity Interests of each Company Subsidiary, following exercise of the Option or the Put Right during the Option Period in accordance with the terms and conditions hereof, is hereinafter referred to as the “Option Closing.” There will only be one (1) Option Closing and the Option Closing may take place after the expiration of the Option Period so long as the Option Holder has delivered an Exercise Notice or the Company, on behalf of each Grantor Party, has delivered a Put Exercise Notice (as such terms are defined below) prior to the expiration of the Option Period.

4.         Exercise of Option; Exercise of Put.

(a)         Option Holder may exercise the Option with respect one hundred percent (100%) of the Equity Interests of each and every Company Subsidiary at any time during the Option Period by delivery of written notice thereof (the “Exercise Notice”) to the Company. Upon exercise of the Option, Option Holder and the applicable Grantor Parties shall be obligated to enter into the transactions to be consummated hereunder at the Option Closing, subject to the provisions of Sections 9 and 10 hereof.

(b)         Notwithstanding the foregoing, Option Holder may withdraw any Exercise Notice at any time prior to the Option Closing by written notice to the Company of such

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withdrawal. No such withdrawal will affect Option Holder’s right subsequently to exercise the Option by delivering to the Company during the Option Period one or more other Exercise Notices.

(c)         If Option Holder has not exercised the Option in accordance with Section 4(a) of this Agreement within six (6) months of the Effective Date (“Put Trigger”), the Company, for itself and on behalf of the other applicable Grantor Parties, may put the Option to Option Holder (“Put Right”), and thereby require Option Holder to acquire one hundred percent (100%) of the Equity Interests of each and every Company Subsidiary by giving written notice (the “Put Exercise Notice”) to Option Holder of the Company’s exercise of the Put Right at any time after the Put Trigger date and the Put Right becoming effective hereunder. Notwithstanding the foregoing, Company may withdraw any Put Exercise Notice at any time prior to the Option Closing by written notice to the Option Holder of such withdrawal. No withdrawal of a Put Exercise Notice or any subsequent Put Exercise Notice will affect Company’s right subsequently to exercise the Put Right by delivering to the Option Holder during the Option Period after the Put Trigger one or more other Put Exercise Notices.

(d)         Upon delivery of the Put Exercise Notice, Option Holder and the applicable Grantor Parties shall be obligated to enter into the transactions to be consummated hereunder at the Option Closing, subject to the provisions of Sections 9 and 10 hereof.

5.         Purchase Price and Contemplated Transactions.

(a)         Purchase Price. At the Option Closing, and pursuant to the terms and subject to the conditions set forth in this Agreement (including the terms of Schedule 5(a)), Option Holder shall pay to the Company or its assignee, on behalf of itself and the other Grantor Parties, the applicable Purchase Price (defined on Schedule 5(a) hereto) set forth on Schedule 5(a). Parent shall comply with the terms and conditions of this Section 5(a) (including the applicable provisions of Schedule 5(a)) that are applicable to Parent, including by, in connection with the Option Closing, contributing to Option Holder the applicable Purchase Price payable at the Option Closing (if and to the extent applicable pursuant to Schedule 5(a)).

(b)         Purchase of Equity Interests.

(i)         The Company shall, on the Option Closing Date, deliver any and all documentation required to effect the transfer of such Equity Interests to Option Holder, including, the deliveries set forth in Section 11(a)(i) hereof, free and clear of all liens, claims and encumbrances of any character (“Liens”), except for liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, transfer restrictions under applicable securities Laws and Permitted Liens (as defined in the Purchase Agreement).

(ii)         In connection with the Option Closing:

(A)         Estrella Broadcasting and the Company, as applicable, shall assign to the Option Holder all of their respective rights and benefits arising under the Excluded Contracts, and Option Holder shall assume all Liabilities of Estrella Broadcasting and the Company, as applicable, under such Excluded Contracts;

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(B)         Each Grantor Party (other than the Company) shall assign to the Company all Liabilities of such Grantor Party with respect to the Excluded Liabilities set forth in Sections 2.4(b), 2.4(c), 2.4(d), 2.4(e), 2.4(g), 2.4(h), and 2.4(i) of the Purchase Agreement, and the Company shall assume and be responsible for all such Liabilities; and

(C)         Estrella Broadcasting and the Company, as applicable, shall contribute all cash or cash equivalents (including any marketable securities or certificates of deposit) to any Company Subsidiary mutually-agreed to by Option Holder and the Company.

(c)         Option Closing. Upon an exercise of the Option or the Put Right but subject to Section 4 above, the Option Closing shall take place no later than ten (10) Business Days after the satisfaction or, to the extent permissible by law, the waiver (by the party for whose benefit the closing condition is imposed) of, the conditions specified in Sections 9 and 10 hereof. Alternatively, the Option Closing may take place at such other place, time or date as the parties may mutually agree upon in writing. The date that the Option Closing occurs shall be referred to herein as the “Option Closing Date”.

6.         Representations and Warranties of Grantor. The Grantor Parties represent and warrant to Option Holder as follows:

(a)         Each Grantor Party has the power and authority and full legal capacity to enter into and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by each Grantor Party has been duly authorized and this Agreement constitutes a valid and binding obligation of each Grantor Party enforceable against such Grantor Party in accordance with it terms, subject to the Remedies Exceptions.

(b)         The Company owns 100% of the Equity Interests of each Company Subsidiary, and the Company has good and valid title to such Equity Interests free and clear of all Liens, other than transfer restrictions under applicable securities Laws. Estrella Broadcasting indirectly owns 100% of the equity interests of the Company and beneficially owns 100% of the Equity Interests of each Company Subsidiary free and clear of all Liens.

(c)         No Company Subsidiary has issued or guaranteed any outstanding obligation in respect of indebtedness for borrowed money.

(d)         Each Grantor Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(e)         With respect to each Company Subsidiary, the Equity Interests of such Company Subsidiary constitute all of the outstanding equity interests of such Company Subsidiary and all such Equity Interests are duly authorized, validly issued, fully paid and nonassessable. Other than the Equity Interests, there are no issued, reserved for issuance or outstanding (A) equity interests in, or other voting securities of or other ownership interests in, any Company Subsidiary, (B) securities of any Company Subsidiary convertible into or exchangeable for equity interests in, or other voting securities of or other ownership interests in, any Company Subsidiary, (C) warrants, calls, options or other rights to acquire from a Company Subsidiary, or other obligations of a

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Company Subsidiary to issue, any equity interests in, or other voting securities of or other ownership interests in, a Company Subsidiary or securities directly or indirectly convertible into or exercisable or exchangeable for equity interests in, or other voting securities of or other ownership interests in, any Company Subsidiary or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any equity interests in, other voting securities of or other ownership interests in any Company Subsidiary. Neither Estrella Broadcasting nor the Company holds any equity, securities or other ownership interest of any kind, including warrants or other rights or options to acquire equity, securities or other ownership interests, in any third party other than the Company’s ownership of the Equity Interests and the issued and outstanding equity interests in the other direct or indirect subsidiaries of Estrella Broadcasting set forth on Schedule 6(e).

(f)         The LicenseCo Subsidiaries are the holders of the FCC Licenses and such FCC Licenses are valid and in full force and effect.

(g)         To the knowledge of the Company, the Grantor Parties are not aware of any reason why those of the FCC Licenses subject to expiration might not be renewed by the FCC in the ordinary course or of any reason why any of the FCC Licenses might be revoked.

(h)         All information contained in any pending applications for modification, extension or renewal of the FCC Licenses or other applications filed with the FCC by any of the Grantor Parties is true, complete and accurate in all material respects.

(i)         The applicable Grantor Party has filed all material returns, reports, and statements that such Grantor Party is required to file with the FCC, the Federal Aviation Administration, or the Securities and Exchange Commission. There is no action, suit or proceeding pending or, to Grantor Party’s knowledge, threatened in writing (or otherwise) against the Grantor Party in respect of the Stations seeking to enjoin the transactions contemplated by this Agreement and, to Grantor Party’s knowledge, there are no governmental claims or investigations pending or threatened against any Grantor Party in respect of any Station (except those affecting the broadcasting industry generally).

(j)         There is no litigation, proceeding, suit, claim, charge, grievance, or action by or before any Governmental Authority pending or, to the knowledge of the Company, threatened against any Grantor Party, or any Station Assets, or any employee, officer or director of any Grantor Party (in their capacity as such) that would, individually or in the aggregate, reasonably be expected to be material to the operation of any Station or would otherwise reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement.

(k)         No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of any Grantor Party or any other party acting on the behalf of any Grantor Party.

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(l)         Each of the Company Subsidiaries, each of the LicenseCo Subsidiaries, and KRCA is disregarded as an entity separate from the Company within the meaning of Treasury Regulations Section 301.7701-3

7.         Representations and Warranties of Option Holder. Option Holder represents and warrants to the Grantor Parties as follows:

(a)         Option Holder is duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation (as applicable).

(b)         Option Holder has the organizational power and authority to enter into and perform its obligations under this Agreement.

(c)         The execution, delivery and performance of this Agreement by Option Holder has been duly authorized and this Agreement constitutes a valid and binding obligation of Option Holder enforceable against it in accordance with its terms, subject to the Remedies Exceptions.

(d)         Option Holder has, and will have at the Option Closing occurring prior to a Collateral Event, the ability to deliver the Purchase Price free and clear of all Liens, other than transfer restrictions under applicable securities Laws. The equity securities comprising the Purchase Price at the Option Closing prior to a Collateral Event (i) will be duly authorized and validly issued and are fully paid and non-assessable, (ii) will have been offered, sold and issued in compliance in all material respects with applicable securities Laws and other applicable Law, (iii) will not be issued in violation of the Company Organizational Documents and (iv) will not be issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person. Option Holder has, and will have at the Option Closing following a Collateral Event, sufficient funds to consummate the transactions contemplated by this Agreement (including the payment of the applicable Purchase Price).

(e)         There is no litigation, proceeding, suit, claim, charge, grievance, or action by or before any Governmental Authority pending or, to the knowledge of the Option Holder, threatened against the Option Holder, or any employee, officer or director of the Option Holder (in their capacity as such) that would, individually or in the aggregate, reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement.

(f)         No broker, finder or other person is entitled to a commission, fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Option Holder or any party acting on Option Holder’s behalf.

8.         Covenants of Grantor Parties. During the Option Period until the expiration thereof or the earlier termination of this Agreement in accordance with its terms, Estrella Broadcasting and each Grantor Party, jointly and severally, covenant to (in each case, other than with respect to KEYH):

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(a)         Subject to the TV and Radio Affiliation Agreements, operate the Stations in the ordinary course of business, consistent with past practice, including maintaining insurance policies of all Station Assets with respect to the operation of the Stations in amounts customary in the broadcast industry;

(b)         Operate the Stations in all material respects in accordance with the terms of the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), the rules and published policies of the FCC (“FCC Rules”) and all other statutes, ordinances, rules and regulations of governmental authorities;

(c)         Promptly notify Option Holder of any reason an FCC License subject to expiration might not reasonably be expected to be renewed in the ordinary course or of any reason why an FCC License might be revoked;

(d)         Cause any application for modification, extension or renewal of the FCC Licenses or other application filed with the FCC by any of the Grantor Parties to be true, complete and accurate in all material respects;

(e)         Use commercially reasonable efforts to maintain the goodwill associated with the operation of each Station;

(f)         Refrain from intentionally taking any action that would cause the FCC Licenses not to be in full force and effect or to be revoked, suspended, cancelled, rescinded, terminated or expired;

(g)         File all material returns, reports, and statements that are required to be filed with the FCC and any other Governmental Authority by or on behalf of such Grantor Party;

(h)         Subject to the TV and Radio Affiliation Agreements, maintain, preserve, and keep all Station Assets in reasonable working order and condition (ordinary wear, tear and casualty expected), and from time to time as reasonably necessary make all needful and proper repairs, renewals, replacement, and additions thereto;

(i)         (x) pay all material taxes when due and payable and (y) file all material tax returns when due (taking into account all available extensions), in each case of clauses (x) and (y), in respect of each Company Subsidiary, each LicenseCo Subsidiary, KRCA, and the Station Assets;

(j)         Not make any election, or take or permit to be taken any other action, the result of which is any Company Subsidiary, any LicenseCo Subsidiary or KRCA ceasing to be disregarded as an entity separate from the Company within the meaning of Treasury Regulations Section 301.7701-3;

(k)         Not voluntarily adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization, or otherwise voluntarily liquidate, dissolve or wind-down any Grantor Party;

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(l)         Not mortgage, pledge, subject to any Lien (other than Permitted Liens) or otherwise encumber (or cause any of the foregoing to occur) any of the Station Assets, the Equity Interests of any Company Subsidiary or any other outstanding equity interests or assets of the Company or any of its Subsidiaries;

(m)         Not issue any note, bond or other debt security (including any security or instrument convertible, exchangeable or exercisable for any equity interests) of the Company or any of its Subsidiaries, or otherwise assume or incur or guarantee any indebtedness for borrowed money or make any payment in respect of the foregoing;

(n)         Not issue any equity securities or rights to acquire equity securities (including any security or instrument that is convertible, exchangeable or exercisable for any equity securities) of any Grantor Party;

(o)         Not (1) authorize, declare, undertake or pay any dividend on or make any other distribution in respect of (whether in cash or property) any Equity Interests of a Company Subsidiary or the equity interests of any LicenseCo Subsidiary (other than dividends or distributions solely to KRCA or a Company Subsidiary) or (2) purchase, redeem or otherwise acquire or retire any Equity Interests of a Company Subsidiary or any equity interests of any LicenseCo Subsidiary;

(p)         Not make any investment (whether through cash, purchase of stock or obligations or otherwise) in, or loan or advance to, any other Person, or acquire all or any substantial part of the assets or business of any Person or division thereof, other than acquisitions of inventory and supplies in the ordinary course of business;

(q)         Except in connection with the Option Closing, not undertake, initiate, support, and/or vote for any action that would cause the Station Assets, the Equity Interests, or the equity interests or any other assets of KRCA or any Grantor Party to be directly or indirectly sold, leased, transferred, conveyed or encumbered, or otherwise be party to any merger, consolidation or amalgamation, or otherwise in connection with a transaction which would result in a change in control or a transfer of control of KRCA or any Grantor Party;

(r)         Not (A) enter into any contract or agreement, except for contracts or agreements in the ordinary course of business (taking into account the TV and Radio Affiliation Agreements) or (B) sell, lease or otherwise dispose of (i) any of the Excluded Station Equipment or FCC Licenses, or (ii) any of the other Station Assets, except, with respect to the foregoing clause (ii) fixtures, equipment and supplies (excluding fixtures, equipment and supplies that constitute Excluded Station Equipment) sold or disposed of in the ordinary course of business; and

(s)         Authorize, approve or commit to any of the foregoing.

9.         Grantor Party Closing Conditions. Upon an exercise of the Option pursuant to the terms and subject to the conditions of this Agreement, the obligations of the Grantor Parties hereunder are subject to satisfaction by Option Holder or, to the extent permissible by law, the waiver by Grantor Parties at or prior to the Option Closing, of each of the following conditions:

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(a)         Representations, Warranties and Covenants. Prior to a Collateral Event, the representations and warranties of Option Holder made in this Agreement shall be true and correct in all material respects at and as of the Option Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Option Holder at or prior to the Option Closing shall have been complied with or performed in all material respects. The Company shall have received a certificate dated as of the Option Closing Date from Option Holder, executed by an authorized officer of Option Holder, to the effect that the conditions set forth in this Section 9(a) have been satisfied.

(b)         FCC Consent. With respect to any exercise of the Option, the FCC Consent (as defined below) shall have been obtained and be in effect and no court or governmental order prohibiting the Option Closing shall be in effect.

(c)         No Prohibitions. No injunction, restraining order or decree of any nature of any governmental authority of competent jurisdiction shall be in effect that restrains or prohibits any party from consummating the transactions contemplated by this Agreement.

10.         Option Holder Closing Conditions. Upon the exercise of the Option pursuant the terms and subject to the conditions of this Agreement, the obligations of Option Holder hereunder are subject to satisfaction by the Grantor Parties or, to the extent permissible by law, the waiver by Option Holder at or prior to the Option Closing, of each of the following conditions:

(a)         Representations, Warranties and Covenants. The (i) representations and warranties of the Grantor Parties (A) made in this Agreement (other than the representations and warranties of the Grantor Parties set forth in Section 6(f) and Section 6(g)) shall be true and correct in all material respects at and as of the Option Closing Date except for changes permitted or contemplated by the terms of this Agreement, and (B) made in Section 6(f) and Section 6(g) with respect to Equity Interests shall be true and correct at and as of the Option Closing Date except for changes permitted or contemplated by the terms of this Agreement or except where the failure of such representation and warranty to be true and correct would not reasonably be expected to materially and adversely affect a Grantor Party’s ownership and use of any applicable Station Assets, and the (ii) covenants and agreements to be complied with and performed by the Grantor Parties at or prior to the Option Closing shall have been complied with or performed in all material respects (except for Section 8(j), which shall have been complied with and performed in all respects). Option Holder shall have received certificates dated as of the Option Closing Date from each of Estrella Broadcasting and the Company, executed by an authorized officer of each of the foregoing, to the effect that the conditions set forth in this Section 10(a) have been satisfied.

(b)         FCC Consent. With respect to any exercise of the Option for the Equity Interests of any Company Subsidiary or the Station Assets in respect of any Station, the FCC Consent shall have been obtained and no court or governmental order prohibiting the Option Closing shall be in effect.

(c)         No Prohibitions. No injunction, restraining order or decree of any nature of any governmental authority of competent jurisdiction shall be in effect that restrains or prohibits any party from consummating the transactions contemplated by this Agreement.

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11.         Option Closing Deliveries.

(a)         Purchase of Equity Interests.

(i)         Grantor Documents. Upon an exercise of the Option or the Put Right at the Option Closing, the Company shall deliver or cause to be delivered to Option Holder:

(A)         Copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby, by each of the Grantor Parties;

(B)         the certificates described in Section 10(a) hereof;

(C)         all certificates, if any, evidencing the Equity Interests of the each Company Subsidiary, duly endorsed for transfer to Option Holder accompanied by appropriate powers duly endorsed for transfer to Option Holder;

(D)         a duly executed IRS Form W-9 from each Grantor Party setting forth an exemption from backup withholding;

(E)         a certificate of good standing (or equivalent) from the jurisdiction of incorporation (or formation) of the Company and each Company Subsidiary;

(F)         with respect to each Company Subsidiary, all issued and outstanding stock certificates with respect to the Equity Interests, and appropriate instruments of transfer, endorsed in blank, with respect to the foregoing; and

(G)         such other documents, certificates, payments, assignments, transfers and other deliveries as Option Holder may reasonably request and as are customary to effect a closing of the matters herein contemplated.

(ii)         Option Holder Documents. Subject to the exercise of the Option with respect to the Equity Interests of any Company Subsidiary pursuant to the terms and subject to the conditions of this Agreement, at the Option Closing, Option Holder shall deliver or cause to be delivered to the Company:

(A)         the certificate described in Section 9(a) hereof;

(B)         the applicable Purchase Price set forth on Schedule 5(a); and

(C)         such other documents, certificates, payments, assignments, transfers and other deliveries as the Company may reasonably request and as are customary to effect a closing of the matters herein contemplated.

12.         Survival. Neither the representations and warranties in this Agreement nor the covenants set forth in Section 8 of this Agreement shall survive the Option Closing Date or the payment of full Purchase Price, whereupon they shall expire and be of no further force or effect.

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13.         Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (which, for the avoidance of doubt, includes the parties’ obligation to consummate the transactions contemplated by this Agreement), in addition to any other remedy to which they are entitled at law or in equity, and (ii) the right to seek specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at law or in equity. Each of the parties further agrees that the only permitted objection that it may raise in response to any action for an injunction, specific performance, or other equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Any party seeking: (A) an injunction or injunctions to prevent breaches of this Agreement; (B) to enforce specifically the terms and provisions of this Agreement; and/or (C) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

14.         Expenses. Except with respect to the FCC filing fees for the FCC Applications (defined below) which will be split equally between the Grantor Parties, on the one hand, and Option Holder, on the other, as set forth in Section 24(b) of this Agreement, and Transfer Taxes, as set forth in Section 32(b) of this Agreement, each party is responsible for its own expenses in connection with the transactions contemplated by this Agreement.

15.         Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

16.         Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of all parties.

17.         Waiver of Compliance; Consents. The failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in

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writing in a manner consistent with the requirements for a waiver of compliances as set forth in this Section 17.

18.         Notices. All notices (including notices for consent under this Agreement), requests, claims, demands and other communications hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered mail, a reliable overnight delivery service, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 18:

If to Option Holder:

MediaCo Operations LLC

c/o MediaCo Holding Inc.

48 West 25th Street, Floor 3

New York, NY 10010

Attention: Chief Financial Officer and Vice President of Legal

Email: [***]

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Philip Richter; Colum J .Weiden

If to Estrella Broadcasting:

Estrella Broadcasting, Inc

1 Estrella Way

Burbank, CA 91504

Attention: Peter Markham
Email: [***]

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with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Brian Scrivani; Jeffrey Marell

Email: bscrivani@paulweiss.com; jmarell@paulweiss.com

If to any Grantor Party:

c/o Estrella Broadcasting, Inc

1 Estrella Way

Burbank, CA 91504

Attention: Peter Markham
Email: [***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Brian Scrivani; Jeffrey Marell

19.         Assignment.

19.1         This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Grantor Party without the prior written consent of the Option Holder in its sole discretion; provided, however, that any Grantor Party may assign its direct or indirect rights in respect of the Purchase Price (including in respect of any Station Assets owned or to be transferred by or with respect to such Grantor Party) to the HPS Lenders, the Company Aggregator, or any Affiliate of the foregoing.

19.2         Without the consent of Estrella Broadcasting or any Grantor Party, Option Holder may assign any or all of its rights and obligations under this Agreement, in whole or in part, including, its right and/or its obligation to purchase (whether pursuant to the exercise of the Option by Option Holder or by the Company) the Equity Interests or all of the Station Assets in respect of each Station (including the right to receive the Equity Interests or all of the Station Assets of each Station), to any other party or parties; provided, however, that Option Holder, as assignor, shall not thereby be released of its obligations hereunder.

20.         No Third Party Beneficiaries. Except as otherwise specified herein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give

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any person, other than the parties to this Agreement, any right or remedies under or by reason of this Agreement; provided, that the Nonparty Affiliates are intended third party beneficiaries of the provisions of Section 28 hereof and the Term Agent is an intended third party beneficiary in accordance with Section 31 hereof. The representations and warranties in this Agreement are the product of negotiations among the parties and, except as expressly set forth in the immediately preceding sentence, such representations and warranties are for the sole benefit of the parties and may represent an allocation of risk among the parties associated with particular matters regardless of the knowledge of any of the parties.

21.         Governing Law; Consent to Jurisdiction.

(a)         This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive law to govern this Agreement). With respect to any and all proceedings arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby, each of the parties: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that a proceeding involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts” and, individually, each a “Chosen Court”), for itself and with respect to its property; (ii) agrees that all claims in respect of such proceeding shall be heard and determined only in a Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any proceeding brought against a party in another jurisdiction by an independent third person, it shall not bring any proceeding directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 18. Nothing in this Section 21, however, shall affect the right of any person to serve legal process in any other manner permitted by law. NEITHER PARTY HERETO (OR THEIR SUCCESSORS AND ASSIGNS) SHALL BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES).

(b)         EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO,

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IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

22.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

23.         Publicity. No party hereto shall make or issue or cause to be made or issued, any announcement (written or oral) concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency (including the FCC) or any stock exchange, except that the party required to make such announcement shall provide a draft copy thereof to the other party hereto, and consult with such other party concerning the timing and content of such announcement, before such announcement is made.

24.         FCC Approval; Compliance with Laws.

(a)         Notwithstanding any provision to the contrary herein, Option Holder’s rights under this Agreement, including the exercise of the Option, are subject to applicable law, including the Communications Act and the FCC Rules.

(b)         As soon as reasonably practicable, but in no event later than fifteen (15) days after Option Holder’s delivery of an Exercise Notice (or the Company’s delivery of a Put Exercise Notice in accordance with Section 4 hereof), Option Holder, Estrella Broadcasting, the Company and the applicable Grantor Parties and LicenseCo Subsidiaries shall file an application or applications (the “FCC Application(s)”) with the FCC requesting the FCC’s written consent to (A) the assignment of the applicable FCC Licenses to Option Holder or (B) the transfer of control of the applicable Company Subsidiary from Grantor Party to Option Holder, as the case may be. In addition, in connection with the foregoing, each applicable party hereto covenants and agrees to (i) prepare, file and prosecute any alternative application, petition, motion, request or

15

other filing (together with the FCC Application(s), the “FCC Filings”); (ii) file any appropriate amendment or modification to the FCC Filings; (iii) provide to Option Holder or Grantor Party any information, documents or other materials reasonably requested by it in connection with the preparation of any such FCC Filings; (iv) absent a Dismissal Filing (defined below), prosecute the FCC Applications with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the written consent of the FCC requested in the FCC Applications (the “FCC Consent”); (v) otherwise take any other action with respect to the FCC as may be reasonably necessary or reasonably requested by Option Holder or Grantor Party in connection with the transactions contemplated hereby (including, upon the request of Option Holder with regard to an Exercise Notice, the preparation, filing, and prosecution of any motion or other filing seeking to withdraw or dismiss any FCC Filings made by the parties in connection with the transactions contemplated by this Agreement (a “Dismissal Filing”)); and (vi) cooperate in good faith with the other applicable parties with respect to the foregoing covenants, all as may be determined by Option Holder or Grantor Party to be reasonably necessary or appropriate or advisable in order to consummate the transactions contemplated hereby. Each applicable party shall promptly provide the other with a copy of any pleading, order or other document served on it relating to the FCC Filings or any Dismissal Filing, shall furnish all information required by the FCC and shall be represented at all meetings or hearings scheduled to consider the FCC Filings. The parties each agree to comply with any condition imposed on them by any FCC Consent, except that no party shall be required to comply with any materially adverse condition, including, any condition that requires such party to divest any of its direct or indirect assets in a manner not contemplated in the FCC Filings. The parties shall oppose any petitions to deny or other objections filed with respect to the FCC Filings, as well as any requests for reconsideration or review of any FCC Consent or Dismissal Filing. Option Holder and Grantor Parties shall each pay their own costs and expenses in connection with the preparation and prosecution of the FCC Filings or any Dismissal Filing, and shall each pay one-half (1/2) of all filing fees relating to the transactions contemplated hereby irrespective of whether the transactions contemplated by this Agreement are consummated.

25.         Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

26.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of an executed counterpart of the Agreement by facsimile or electronic transmission will be deemed to be an original counterpart of the Agreement so transmitted.

27.         Entire Agreement. This Agreement, including the documents delivered pursuant to this Agreement or other written agreements referenced in this Agreement, including the Purchase Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Schedule(s) hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement and the Purchase Agreement supersede all prior negotiations and understandings between the parties with respect to the subject matter hereof, including any other writings executed prior to the date hereof relating to such negotiations, agreements and understandings.

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28.         No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance or non-performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement. In no event shall any party to this Agreement have any shared or vicarious liability for the actions or omissions of any other person. Except as otherwise expressly set forth in this Agreement, no person who is not a party to this Agreement, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or representative or assignee of any party to this Agreement, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach and, to the maximum extent permitted by applicable law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the parties to this Agreement or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement or any other agreement referenced herein or the transactions contemplated hereunder, or the termination or abandonment of any of the foregoing.

29.         Certain Acknowledgements. Notwithstanding anything set forth in this Agreement to the contrary: (a) the condition set forth in Section 9(a) shall be deemed satisfied after the occurrence of a Collateral Event; and (b) the deliverables described in each of Section 11(a)(ii)(A) and Section 11(b)(ii)(A) shall not be required to be delivered by Option Holder following the occurrence of a Collateral Event.

30.         Interpretation. Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (iv) the terms “Section,” “this Agreement,” and “Schedule” and similar expressions refer to the specified Article, Section, or Schedule of or to this Agreement, (v) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including, without limitation,” unless otherwise specified, (vi) the word “or” shall be disjunctive but not necessarily exclusive, (vii) references to agreements

17

and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to any law shall include all rules and regulations promulgated thereunder and references to any law shall be construed as including all statutory, legal and regulatory provisions consolidating, amending or replacing such law, any reference to any law will be to such law (and all rules and regulations promulgated thereunder) as amended from time to time, (ix) words importing the singular shall also include the plural, and vice versa, (x) all references to “$” or “dollar” shall be references to United States dollars, (xi) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, and (xii) all references to any contract are to that contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement).

31.         Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each party, on behalf of itself and each of its Affiliates hereby agrees: (a) (i) no amendment shall be made which would adversely affect Term Agent’s (or it’s successors or assigns) rights hereunder or its ability to foreclose on this Agreement or to exercise the Option after a Collateral Event, and (ii) for the avoidance of doubt, Sections 5, 6, 7, 8, 16, 17, 19, 20, 21, and 22 may not be amended without the prior written consent of the Term Agent, (b) this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by (i) any Grantor Party, prior to the occurrence of a Collateral Event, without the prior written consent of the Term Agent, (ii) any Grantor Party, following the occurrence of a Collateral Event, without the prior written consent of the Term Agent, and (iii) by the Option Holder, prior to the occurrence of a Collateral Event, without the prior written consent of the Term Agent (other than any such assignment to another borrow or guarantor under the Term Loan Agreement, which shall be permitted hereunder), (c) notwithstanding anything to the contrary herein, upon the occurrence of a Bankruptcy Event immediately, automatically and without further action or after written notice from the Term Agent upon the occurrence of any other Collateral Event, Option Holder shall be deemed to assign to Term Agent all of Option Holder’s rights and obligations under this Agreement (such assignment the “Assignment”) and the Term Agent shall become the Option Holder for all purposes hereunder and, in order to effectuate the Assignment, the Option Holder and each Grantor Party shall, at its own cost and expense, execute and deliver any documentation requested by the Term Agent necessary or advisable to document such Assignment, (d) the Term Agent (and its successors and assigns) is an intended third party beneficiary of this Agreement, (e) the representations and warranties are for the benefit of the Term Agent (and its Affiliates), (f) the parties further agree that (x) any suit, action, or proceeding whether at law or in equity, whether in contract or in tort or otherwise, against any of the Lender Related Parties shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or Federal court), and any appellate court from any thereof, (y) that any proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Lender Related Parties shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction and (z) that

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the Lender Related Parties are express third-party beneficiaries of Section 21, (g) any action, proceeding or suit involving the Lender Related parties shall be subject to Section 22, (h) the parties to this Agreement agree on their own behalf and on behalf of their respective subsidiaries and Affiliates that none of the Lender Related Parties and their successors and assigns shall have any liability relating to this Agreement or any of the transactions contemplated herein, and (i) the provisions of Section 29 are intended to be for the benefit of, and enforceable by, the Lender Related Parties, and each such Person shall be a third party beneficiary of Section 29.

32.         Tax Matters.

(a)         Solely for U.S. federal, and applicable state and local, income tax purposes, it is intended that the rights of the parties in respect of the Option and Put Right will be deemed exercised on the Effective Date and that such deemed exercise shall be treated as a transaction described in Section 1001 of the Code in respect of the Station Assets in exchange for the Purchase Price (the “Intended Tax Treatment”). Consistent with the foregoing, the Purchase Price shall be allocated among the Station Assets in connection with the Purchase Price Allocation, which Purchase Price Allocation shall govern for all purposes under this Agreement. Each of Parent, Option Holder (excluding, for these purposes, any Lender Related Party in its capacity as Option Holder), the Grantor Parties, and the respective Affiliates of each of the foregoing shall file all of its Tax Returns consistent with the Intended Tax Treatment and the Purchase Price Allocation, and shall not take a position on any Tax Return (including IRS Form 8594), before any Tax Authority or in any Proceeding inconsistent with the Intended Tax Treatment or the Purchase Price Allocation without the written consent of the other parties to this Agreement or unless specifically required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)         Parent shall be responsible for and shall pay any and all Transfer Taxes when due and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes; provided, however, that, if required by law, the applicable Grantor Parties will join in the execution of any such Tax Returns.

33.         Termination. This agreement shall terminate automatically upon consummation of the Option Closing.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Option Agreement as of the day and year first written above.

ESTRELLA BROADCASTING, INC.

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

[Signature Page - Option Agreement]

GRANTOR SUBSIDIARIES:

ESTRELLA RADIO BROADCASTING OF CALIFORNIA LLC

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

ESTRELLA RADIO BROADCASTING OF HOUSTON LLC

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

ESTRELLA TELEVISION OF HOUSTON LLC

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

ESTRELLA TELEVISION LLC

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

[Signature Page - Option Agreement]

ESTRELLA KCRA TELEVISION LLC

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

ESTRELLA RADIO BROADCASTING OF DALLAS LLC

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

ESTRELLA RADIO LICENSE OF CALIFORNIA LLC

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

ESTRELLA RADIO LICENSE OF HOUSTON LLC

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

[Signature Page - Option Agreement]

ESTRELLA TELEVISION LICENSE OF HOUSTON LLC

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

ESTRELLA TELEVISION LICENSE LLC

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

ESTRELLA RADIO LICENSE OF DALLAS LLC

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

[Signature Page - Option Agreement]

ESTRELLA MEDIA, INC.

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

ESTRELLA TELEVISION OF DALLAS LLC

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

ESTRELLA TELEVISION LICENSE OF DALLAS LLC

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

[Signature Page - Option Agreement]

OPTION HOLDER:

MEDIACO OPERATIONS LLC

By:	/s/ Kudjo Sogadzi
Name:	Kudjo Sogadzi
Title:	President and Chief Operating Officer

PARENT:

MEDIACO HOLDING INC.

By:	/s/ Kudjo Sogadzi
Name:	Kudjo Sogadzi
Title:	Interim President and Chief Operating Officer

[Signature Page - Option Agreement]

Schedule A – Defined Terms

“Bankruptcy Event” shall mean the occurrence of any of the following:

(a)         Parent or any of its subsidiaries becomes insolvent within the meaning of 11 U.S.C. §101(32) or any other Debtor Relief Law applicable to such entities;

(b)         Parent or any of its subsidiaries generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company between it and any class of its creditors;

(c)         Parent or any of its subsidiaries commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal of such an assignment (or files a notice of its intention to do so);

(d)         Parent or any of its subsidiaries institutes a proceeding seeking to adjudicate it as insolvent, or seeking liquidation, dissolution, winding-up, reorganization, restructuring, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any applicable Debtor Relief Law or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(e)         Parent or any of its subsidiaries applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property;

(f)         Any petition is filed, application made or other proceeding instituted against or in respect of Parent or any of its subsidiaries pursuant to or under Debtor Relief Laws (or otherwise in furtherance of support of any creditor of Parent or any of its subsidiaries):

(i)         seeking to adjudicate it as insolvent;

(ii)         seeking a receiving order against it;

(iii)         seeking liquidation, dissolution, winding-up, reorganization, restructuring, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any law, now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(iv)         seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and and, in each case under this clause (f), such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Parent or any of its subsidiaries thereunder in the interim, such grace period will cease to apply; provided, further, that if Parent or any of its subsidiaries files an answer admitting the material allegations of a petition filed against it in any such proceeding prior to such date, the grace period will cease to apply;

(g)         Parent or any of its subsidiaries takes any action, corporate or otherwise, including, an affirmative vote by the Board or the board of directors (or equivalent management or oversight body) of any other subsidiary, to commence any Insolvency Proceeding or to approve, effect, consent to or authorize any of the actions described in the clauses (a)-(f) above; or

(h)         Any other event or circumstance occurs which, under applicable Debtor Relief Laws, has an effect equivalent to any of the events or circumstance referred to in the other clauses of this definition.

“Board” means Parent’s board of directors (or equivalent management or oversight body) as elected from time to time in accordance with the organizational documents of Parent in effect from time to time.

“Collateral Event” means (i) the occurrence of any Event of Default (as defined in the Term Loan Documents) under the Term Loan Agreement or other Term Loan Documents, resulting in the right of the Term Agent to exercise any or all of remedies the remedies available to Term Agent under the terms of the Term Loan Documents (or any successor agreement thereto) or (ii) a Bankruptcy Event.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, compromise, receivership, insolvency, reorganization, or similar debtor relief laws (including applicable provisions of any corporate laws) of the United States or any state thereof or other applicable jurisdictions from time to time in effect.

“Governmental Authority” means (a) any United States federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other similar non-governmental authority to whose jurisdiction that Person has consented.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other Debtor Relief Law (domestic or foreign), including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, restructuring, receivership, insolvency, arrangement, or other relief.

“Lender Related Parties” means the Persons (including each lender and the Term Agent) that have agreed to arrange or have otherwise entered into agreements in connection with financing the transactions contemplated under this Agreement and other related transactions, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and Representatives of the foregoing, and their respective successors and assigns.

“Letter Agreement” means that certain letter agreement, dated the date hereof, by and among the Company, the Option Holder as of the date hereof, and Parent, attached hereto as Annex B to Schedule 5(a).

“Specified Provisions” means the terms set forth on Annex A to Schedule 5(a).

“Station Assets” means all of the assets of each Station, including tangible and intangible personal property, licenses, authorizations and leases, contracts and agreements, owned or held by the Grantor Parties or in which a controlled Affiliate of a Grantor Party holds an interest, relating to the operation of any such Station, including (i) all of the licenses, permits and other authorizations issued by the FCC to the Grantor Parties (including, all licenses, permits and other authorizations of LicenseCo Subsidiaries) in respect of each Station, including any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Option Closing (collectively, the “FCC Licenses”) and (ii) all other assignable licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and other rights, from any Governmental Authority, to any Grantor Party used in connection with such Station, including any renewals, extensions or modifications thereof and additions thereto between the Effective Date and the Option Closing (collectively, the “Permits”).

“Term Agent” means the “Term Agent” under and as defined in the Term Loan Agreement or any successor or assign thereof.

“Term Loan Agreement” means that certain Term Loan Agreement, dated the date hereof, by and among Parent, the other persons party thereto as “Borrowers”, the financial institutions party thereto as “Lenders”, and Whitehawk Capital Partners LP in its capacity as Term Agent thereunder, as amended and in effect from time to time or any refinancing thereof.

“Term Loan Documents” shall have the meaning ascribed to “Loan Documents” in the Term Loan Agreement or any similar term in any refinancing thereof.

“Warrants” means warrants to purchase shares of Parent Class A Common Stock, each exercisable at an exercise price of $0.01 per share of Parent Class A Common Stock.

Schedule 1 - Stations

LicenseCo Subsidiary	Stations
Estrella Radio License of California LLC	KVNR(AM), Santa Ana, CA KBUA(FM), San Fernando, CA KBUE(FM), Long Beach, CA KEBN(FM), Garden Grove, CA KRQB(FM), San Jacinto, CA
Estrella Radio License of Houston LLC	KTJM(FM), Port Arthur, TX KQQK(FM), Beaumont, TX KNTE(FM), Bay City, TX KEYH(AM), Houston, TX
Estrella Television License of Houston LLC	KZJL(TV), Houston, TX
Estrella Television License LLC	KRCA(TV), Riverside, CA WASA-LD, Port Jervis, NY KETD(TV), Castle Rock, CO WESV-LD, Chicago, IL WVFW-LD, Miami, FL WGEN-TV, Key West, FL
Estrella Radio License of Dallas LLC	KNOR(FM), Krum, TX KBOC(FM), Bridgeport, TX KZZA(FM), Muenster, TX

*****

Schedule 2 - Equity Interests

Company Subsidiary	Jurisdiction of Incorporation or Formation	Outstanding Equity Interests
1. Estrella Radio Broadcasting of Houston LLC (f/k/a Liberman Broadcasting of Houston LLC)	Delaware	100% held by the Company
2. Estrella Television of Houston LLC (f/k/a Liberman Television of Houston LLC)	Delaware	100% held by the Company
3. Estrella Radio Broadcasting of Dallas LLC (f/k/a Liberman Broadcasting of Dallas LLC)	Delaware	100% held by the Company
4. Estrella Television of Dallas LLC (f/k/a Liberman Television of Dallas LLC)	Delaware	100% held by the Company
5. Estrella Radio Broadcasting of California LLC (f/k/a Liberman Broadcasting of California LLC)	California	100% held by the Company
6. Estrella Television LLC (f/k/a Liberman Television LLC)	California	100% held by the Company

Schedule 5(a)

The purchase price payable by Option Holder (the “Purchase Price”) with respect to the exercise of the Option is listed in the table below, subject to the Specified Provisions; provided, that, in the event that Required Parent Stockholder Approval has been obtained prior to the Option Closing, the Purchase Price shall be payable in the number of shares of Parent Class A Common Stock listed in the table below under the column entitled “Purchase Price (Parent Class A Common Stock)”, subject to the Specified Provisions. Parent, on behalf of Option Holder, shall issue and deliver the Warrants or shares of Parent Class A Common Stock that are payable by Option Holder hereunder. To the extent applicable pursuant to an Option Closing, the terms and conditions of the Letter Agreement shall also apply.

Purchase Price (Warrants)	Purchase Price (Parent Class A Common Stock)
Warrant to purchase 7,051,538 shares of Parent Class A Common Stock	7,051,538 shares of Parent Class A Common Stock

Each Grantor Party acknowledges and agrees that any Warrants or shares of Class A Common Stock issued by Parent in satisfaction of the Purchase Price in respect of the sale of any Station Assets or the Equity Interests of any Company Subsidiary hereunder, and any securities issued or issuable with respect to such securities by way of stock dividend or stock split or in connection with a combination of shares, conversion of such securities, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear restrictive legends in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS OR DOCUMENTATION REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE SECURITIES LAWS.

The legend set forth above shall be removed and Option Holder shall issue a certificate without such legend to the holder of any such securities upon which it is stamped, if (i) such securities are registered for sale under an effective registration statement filed under the Securities Act, (ii) such securities are eligible for resale pursuant to Rule 144 promulgated under the Securities Act, or (iii) if such securities are proposed to be sold pursuant to an exemption from registration and Option Holder receives an opinion of counsel reasonably satisfactory to Option Holder and any other documentation reasonably requested by Option Holder with respect to compliance with such exemption.

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ANNEX A

Specified Provisions

Notwithstanding anything set forth in Schedule 5(a) to the contrary, solely in the event that a Collateral Event has occurred, the Purchase Price payable by Option Holder in respect of an exercise of the Option shall be payable, in cash, securities, property or other assets (as determined by Option Holder in its sole discretion), in an aggregate amount equal to the product of (i) the applicable number of shares of Parent Class A Common Stock listed in the table above under the column entitled “Purchase Price (Parent Class A Common Stock)”, and (ii) the Current Market Value (as defined below) of a share of Parent Class A Common Stock as of the date of the applicable Exercise Notice or Put Exercise Notice.

For purposes hereof:

“30-Day VWAP” per share of Parent Class A Common Stock, measured as of any date of determination, means the arithmetic average of the VWAP per share of Parent Class A Common Stock for each of the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately preceding such date of determination; provided, that if (i) there is no Trading Market for shares of Parent Class A Common Stock, and (ii) shares of Parent Class A Common Stock are not quoted for bid prices or asking prices by market makers for such security as reported in the OTCQX, OTCQB, Pink or Grey markets operated by OTC Markets (such that the “VWAP” of a share of Parent Class A Common Stock cannot be calculated for a period of thirty (30) consecutive Trading Days in accordance with this definition and clauses (i) and (ii) of the definition of “VWAP” hereunder), then the “30-Day VWAP” shall be calculated in accordance with the most recent thirty (30) consecutive Trading Days for which the “VWAP” of a share of Parent Class A Common Stock can be calculated for a period of thirty (30) consecutive Trading Days.

“Current Market Value” means an amount, determined by Option Holder in good faith, equal to the value of a share of Parent Class A Common Stock as of the applicable date of determination (taking into account all factors deemed relevant by Option Holder), which such determination (A) shall be final, conclusive, and binding on the parties to this Agreement, and (B) may (but is not required to) be calculated taking into account the applicable 30-Day VWAP as of such date of determination, upon the recommendation of a nationally recognized investment bank, accounting or valuation firm selected by Option Holder, or such other method of calculation as the Option Holder (in its sole discretion) may determine.

“Trading Day” means a day on which trading of shares of Parent Class A Common Stock generally occurs on the principal Trading Market for shares of Parent Class A Common Stock. If shares of Parent Class A Common Stock are not so listed or traded, then “Trading Day” means a Business Day.

“Trading Market” means the following market(s) or exchange(s) on which the Parent Class A Stock is primarily listed or quoted for trading on the date in question (as applicable): the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any Trading Day, (i) the per share volume-weighted average price of a share of Parent Class A Common Stock as reported by Bloomberg, L.P. in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day, or (ii) if there is no Trading Market for any such Trading Day, then the price used for such day shall be the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTCQX, OTCQB, Pink or Grey markets (in that order) operated by OTC Markets.

ANNEX B

Letter Agreement

[Attached]

Schedule 6(e) - Other Subsidiaries

1.	Estrella Media Music Entertainment LLC
2.	Agua Fresca Studios LLC
3.	Estrella Studios LLC